Remington Arms Company, Inc.

12700

Mass Mutual Certification
Revenue Ruling 2001-62

1:      94 GAR Effective Date

Check the box in section (a) if you are using December 31, 2002 as the plan’s GAR Effective Date.

A    X    December 31, 2002 will be the plan's 94 GAR effective date

If you would like to use another date in 2002 for the 94 GAR effective date, please contact your account manager. Use of an alternative date may require that distributions already made by recalculated to determine if actuarial adjustments are required.

For most plans, the 94 GAR effective date you choose in section (a) will be used to determine lump-sum distributions, determine employee-provided benefits and adjust Code Section 415 limits.

However, if your plan is either a governmental employer or non-electing church plan, the 94 GAR effective date indicated in section (a) will be used only to adjust Code Section 415 limits.

If you plan is either a governmental employer or non-elective church plan, you must also complete section (b) indicating wither the 94 GAR effective date chosen in section (a) also will be used to determine lump sum distributions and determine employee-provided benefits.       N/A

B	The 94 GAR effective date chosen in section (a) will be used to determine lump sum distributions and value employee contributions as outlined under Code Section 417(e)

The 94 GAR effective date chosen in section (a) will not be used to determine lump sum distributions and value employee contributions as outlined under Code Section 417(e)

2:      Copy of the adopted amendment is enclosed

The plan must adopt the RR 01-62 Compliance Amendment by the close of the plan year which includes the 94 GAR effective date (calendar year plans must adopt this amendment by December 31, 2002.)

Signature	/s/ Dawn Milligan
Title	Director of Benefits	Date	12/16/02

        Detach this page 8 & return to MassMutual in the enclosed postage paid envelop no later than December 10, 2002

Contract No.   SA12700

REVENUE RULING 2001-62
COMPLIANCE AMENDMENT
FOR DEFINED BENEFIT PENSION PLAN
TO

Name of Plan:        Remington Arms Company, Inc

Pension and Retirement Plan (January 1, 2001 Restatement)

________________________________________(the “Plan”)

This Amendment shall apply to distributions with Annuity Starting Dates on or after the following Effective Date:

12/31/02 (Fill in date as of which revised mortality table applies. Cannot be earlier than January 1, 2002 (or the first day of the Plan Year in which the amendment is adopted, if later) nor later than December 31, 2002.)

Notwithstanding any other provision of the Plan to the contrary, the applicable mortality table used for purposes of adjusting maximum benefit limitations under Code Section 415(b)(2)(B), (C), or (D) (as set forth in Article XII of the Plan) and the applicable mortality table used for purposes of satisfying the lump sum payment requirements of Code Section 417(e) (as set forth in the definition of “Actuarial Equivalent” in Section 1.1 of the Plan) is the table prescribed in Revenue Ruling 2001-62.

For any distribution with an Annuity Starting Date on or after the Effective Date of this Amendment, but before the Adoption Date of this Amendment, if application of the Amendment as of the Annuity Starting Date would have caused a reduction in the amount of any distribution, such reduction shall not be reflected in any payment made before the Adoption Date of this Amendment. However, the amount of any such reduction that is required under Code Section 415(b)(2)(B) shall be reflected actuarially over any remaining payments to the Participant.

EXECUTED AT Madison, NC, this 29 day of

September, 2003 (Adoption Date).

By: /s/ Mark A. Little

Title: Executive Vice President, Chief Financial Officer, and Chief
Administrative Officer